FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Third Quarter 2021 Financial Results

PITTSBURGH, Oct. 28, 2021 – The Federal Home Loan Bank of Pittsburgh (FHLBank) announced today unaudited financial results for the third quarter of 2021. FHLBank recorded net income of $22.6 million, and the Board of Directors declared dividends of 5.25% annualized on activity stock and 1.25% annualized on membership stock. Dividends are payable to stockholders on Oct. 29, 2021.

"Our member institutions continue to hold high levels of liquidity, which impacts their need for advances,” said Winthrop Watson, President and Chief Executive Officer. "Members continue to actively use our Mortgage Partnership Finance® Program and letters of credit. Our member-owned cooperative remains strong and we are well-positioned to provide on-demand access to liquidity, when needed."

Key financial reporting amounts for the third quarter of 2021 include:
▪Net income of $22.6 million
▪Net interest income of $43.6 million
▪Advances at $13.0 billion
▪Mortgage loans held for portfolio, net at $4.8 billion
▪Letters of credit at $20.4 billion
▪Retained earnings at $1.4 billion

Operating Results

FHLBank’s net income totaled $22.6 million for the third quarter of 2021, compared to $57.4 million for the third quarter of 2020. Third quarter 2021 performance allowed FHLBank to set aside $2.6 million for affordable housing programs. The $34.8 million decrease in net income was driven primarily by the following:

▪Net interest income was $43.6 million for the third quarter of 2021, a decline of $40.6 million from $84.2 million during the same period in 2020.
–Interest income was $98.8 million for the third quarter of 2021, compared to $185.9 million for the third quarter of 2020. This decrease was largely the result of lower average interest-earning asset balances.
–Interest income also included net prepayment fees on advances of $4.3 million for the third quarter of 2021, compared with $13.8 million for the third quarter of 2020.
–Interest expense was $55.2 million for the third quarter of 2021, compared to $101.7 million in the same prior-year period. This decrease was primarily the result of lower average consolidated obligations balances.

FHLBank’s net income totaled $72.4 million for the nine months ended Sept. 30, 2021, compared to $153.6 million for the same prior-year period. The $81.2 million decrease was driven primarily by the following:
▪Net interest income was $140.5 million for the nine months ended Sept. 30, 2021, a decline of $142.2 million from $282.7 million in the same prior-year period.
–Interest income was $322.3 million for the nine months ended Sept. 30, 2021, compared with $936.1 million for the same prior-year period. This decrease was the result of lower average interest-earning asset balances as well as lower yields, driven by lower short-term interest rates.
–Interest income also included net prepayment fees on advances of $13.1 million for the nine months ended Sept. 30, 2021 compared to $17.0 million for the same prior-year period.
–Interest expense was $181.8 million for the nine months ended Sept. 30, 2021, compared with $653.4 million in the same prior-year period. This decrease was primarily the result of lower average consolidated obligations balances as well as lower rates paid, driven by lower short-term interest rates.
▪Other non-interest income was $10.0 million for the nine months ended Sept. 30, 2021, compared with a loss of $26.2 million in the same prior-year period. This $36.2 million increase was due primarily to higher net gains on derivatives and hedging activities, partially offset by higher net losses on investment securities in 2021. The valuation changes of the financial instruments in these portfolios are primarily driven by changes in related interest rates.

Balance Sheet Highlights

At Sept. 30, 2021, total assets were $37.2 billion, compared with $47.7 billion at Dec. 31, 2020. The decrease was primarily due to a decrease in advances, which totaled $13.0 billion at Sept. 30, 2021, compared to $25.0 billion at year-end 2020.

Total capital at Sept. 30, 2021, was $2.7 billion, compared to $3.0 billion at Dec. 31, 2020. Retained earnings at Sept. 30, 2021, was $1.4 billion, relatively unchanged from year-end 2020. Retained earnings at Sept. 30, 2021, and Dec. 31, 2020, included $457.4 million of restricted retained earnings. At Sept. 30, 2021, FHLBank had total regulatory capital of $2.6 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 5.25% and a dividend on subclass B1 (membership) stock equal to an annual yield of 1.25%. These dividends will be calculated on stockholders’ average balances during the period July 1, 2021, to Sept. 30, 2021, and credited to stockholders’ accounts on Oct. 29, 2021.

Detailed financial information regarding third quarter 2021 results will be available in FHLBank Pittsburgh’s Quarterly Report on Form 10-Q, which FHLBank anticipates filing no later than Nov. 9, 2021.

COVID-19

During the pandemic, FHLBank's leadership and Board of Directors have remained focused on the health and safety of our staff and being a reliable, readily available liquidity provider to our members. FHLBank is well-capitalized and has remained fully operational during the pandemic. FHLBank continues to monitor guidance from government authorities and is continuing to execute its plan for employees returning to office. In addition, FHLBank consistently monitors member credit quality; to date no material deterioration due to the pandemic or other events has occurred.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

This document contains “forward-looking statements” - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain and involve risk.

Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions including but not limited to real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; including but not limited to, the discontinuance of the London Interbank Offered Rate (LIBOR) and the related effect on FHLBank’s LIBOR-based financial products, investments and contracts; the occurrence of man-made or natural disasters, endemics, global pandemics, conflicts or terrorist attacks, or other geopolitical events; political, legislative, regulatory, litigation, or judicial events or actions; risks related to mortgage-backed securities (MBS); changes in the assumptions used to estimate credit losses; changes in FHLBank’s capital structure; changes in FHLBank’s capital requirements; changes in expectations regarding FHLBank’s payment of dividends; membership changes; changes in the demand by FHLBank members for FHLBank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for FHLBank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank System’s debt rating or FHLBank’s rating; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligation for which it is the primary obligor and with respect to which FHLBank has joint and several liability; applicable FHLBank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; FHLBank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cyber-security risks; and timing and volume of market activity. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov. Forward-looking statements speak only as of the date made and FHLBank has no obligation, and does not undertake publicly, to update, revise or correct any forward-looking statement for any reason.

“Mortgage Partnership Finance” is a registered trademark of the Federal Home Loan Bank of Chicago.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	September 30, 2021	December 31, 2020
ASSETS:
Cash and due from banks	$1,119.5	$1,036.5
Investments	18,040.6	16,522.7
Advances	12,987.1	24,971.1
Mortgage loans held for portfolio, net	4,780.3	4,886.2
All other assets	320.1	296.4
Total assets	$37,247.6	$47,712.9

LIABILITIES:
Consolidated obligations	$33,234.0	$43,364.8
All other liabilities	1,288.6	1,306.2
Total liabilities	34,522.6	44,671.0

CAPITAL:
Capital stock	$1,201.7	$1,527.8
Retained earnings	1,397.0	1,376.8
Accumulated other comprehensive income	126.3	137.3
Total capital	2,725.0	3,041.9
Total liabilities and capital	$37,247.6	$47,712.9

	For the three months ended September 30,		For the nine months ended September 30,
Condensed Statement of Income	2021	2020	2021	2020
Total interest income	$98.8	$185.9	$322.3	$936.1
Total interest expense	55.2	101.7	181.8	653.4
Net interest income	43.6	84.2	140.5	282.7

Provision (reversal) for credit losses	(0.9)	1.2	(2.3)	5.6
Gains (losses) on investments	(3.1)	(5.3)	(15.8)	53.9
Gains (losses) on derivatives and hedging	(0.4)	3.6	5.3	(97.7)
All other income	7.1	6.7	20.5	17.6
All other expense	22.9	23.8	72.0	78.7
Income before assessments	25.2	64.2	80.8	172.2

AHP assessment	2.6	6.8	8.4	18.6
Net income	$22.6	$57.4	$72.4	$153.6

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